Exhibit 99.1

Citadel Broadcasting Corporation

FOR IMMEDIATE

RELEASE

CITADEL BROADCASTING ANNOUNCES

RESIGNATION OF ROBERT G. FREEDLINE AND

APPOINTMENT OF RANDY L. TAYLOR AS ACTING CFO

Las Vegas, Nevada, January 28, 2008 — Citadel Broadcasting Corporation (NYSE:CDL) announced today that Robert G. Freedline, the Company’s Chief Financial Officer, will be resigning effective January 31, 2008 to pursue other career opportunities. Mr. Freedline joined the Company in May of 2006.

Citadel Broadcasting Corporation also announced today the promotion and appointment of Randy L. Taylor to Senior Vice President and Acting Chief Financial Officer, effective February 1, 2008. Mr. Suleman, the Company’s CEO, commented, “Randy has dedicated himself to serving the Company for more than seven years. His knowledge and experience within the Company and in the industry and his unrelenting drive for excellence will be invaluable in taking the Company to the next level.”

Patricia Stratford, the Company’s Senior Vice President Finance and Administration, shall continue to serve the Company in this capacity and further expand her duties, as well as take on primary responsibility for handling investor relations.

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 165 FM and 58 AM stations in the nation’s leading markets, in addition to the ABC Radio Network business, which is one of the three largest radio networks in the United States. For more information visit www.citadelbroadcasting.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citadel Broadcasting Corporation’s filings with the Securities and Exchange Commission.

Contact:	Citadel Broadcasting Corporation
Patricia Stratford (212) 887-1665